UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) —August 22, 2007

NUCRYST PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	000-51686	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

NUCRYST Pharmaceuticals Corp.
50 Audubon Road, Suite B
Wakefield, MA 01880
(Address of principal executive offices)
Registrant’s telephone number, including area code: (780) 992-5626
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
(Former name or former address, if changed since last report)

Item 5.02     Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers
The Board of Directors of NUCRYST Pharmaceuticals Corp. (the “Company”) has appointed Thomas E. Gardner as Chairman of the Board, President and Chief Executive Officer, replacing Barry M. Heck as Chairman of the Board and Scott H. Gillis as President and Chief Executive Officer effective August 22, 2007. Mr. Heck will remain as a non-employee member of our Board of Directors. In connection with Mr. Gillis’s departure, his employment agreement dated as of December 6, 1999 has been terminated. We will disclose the material terms of Mr. Gillis’s separation agreement when that agreement is final.
Mr. Gardner, 59, specializes in the strategic positioning of companies with particular emphasis on pharmaceuticals, medical devices and healthcare information. Prior to his current assignments, Mr. Gardner was CEO of a number of public and private companies including: Songbird Hearing, Datamonitor, Base Ten Systems, and Access Health. From 1970 to 1995, Mr. Gardner held senior marketing and general management positions at Procter & Gamble, Johnson & Johnson, Simon & Schuster and IMS Health. He currently holds board seats at several privately held companies, including IntegriChain, VisiLED and Virium Pharmaceuticals. He has been a director of NUCRYST since May 2007.
Employment Agreement with Principal Executive Officer
The Company and Mr. Gardner have entered into an employment agreement (the “Employment Agreement”) under which Mr. Gardner has become Chairman of the Board, President and Chief Executive Officer. Mr. Gardner will receive an annual base salary of $400,000 USD. Mr. Gardner will be eligible for an annual performance bonus of no less than 50% of his annual base salary.
Mr. Gardner has been granted a stock option to purchase 500,000 common shares pursuant to our 1998 Equity Incentive Plan, as amended. The stock option will vest as to 1/3 of the shares on the date of grant and 1/3 on each of the first and second anniversaries of the date of the grant. If Mr. Gardner is still employed by NUCRYST on December 31, 2008 and has performed satisfactorily, he shall be granted a stock option to purchase an additional 161,090 common shares pursuant to our 1998 Equity Incentive Plan, as amended, vesting over a two-year period. Mr. Gardner has also been granted 38,910 Restricted Stock Units.
The Employment Agreement is for an initial term ending December 31, 2008 and shall be automatically extended for an unlimited number of additional one year periods on the same terms and conditions unless either party gives the other written notice at least 60 days prior to the then scheduled date of expiration of the term. If we terminate Mr. Gardner’s employment without “Cause” (as defined in the Employment Agreement) or if we elect not to extend the Employment Agreement at the end of any one-year period, we will be obligated to pay Mr. Gardner an amount equal to one year’s annual base salary (at the annualized rate in effect on the termination date) and a pro-rata performance bonus payment for the year of termination, and any stock options or Restricted Stock Units then scheduled to vest prior to the first anniversary of the termination date will vest and remain exercisable until the first anniversary of the termination date. Mr. Gardner is also entitled to a severance payment equal to two years’ annual base salary and to accelerated vesting of all stock options and Restricted Stock Units if he is terminated in connection with a “Change in Control” (as defined in the Employment Agreement). We are also obligated to pay Mr. Gardner’s temporary living expenses of up to $5,000 per month for up to the first 12 months of the term, and to provide him with post-termination directors’ and officers’ liability insurance coverage. Mr. Gardner has agreed not to compete with the Company or to solicit our customers or employees for a period of one year after the termination date.
The summary of the Employment Agreement contained herein is qualified in its entirety by reference to the full text of the Employment Agreement which has been attached hereto as Exhibit 10.29 and incorporated by reference.

Item 9.01     Financial Statements and Exhibits
10.29            Employment Agreement between the Company and Mr. Thomas E. Gardner dated August 21, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nucryst Pharmaceuticals Corp.
By:	/s/ Carol L. Amelio
Carol L. Amelio
Vice President, General Counsel and Corporate Secretary

DATE:  August 22, 2007